Exhibit 99.1

Press Release

Contact:	Kathy J. Park, 212-556-4059; E-mail: kpark@nytimes.com
This press release can be downloaded from www.nytco.com

JAMES M. KILTS JOINS THE NEW YORK TIMES COMPANY

BOARD OF DIRECTORS

NEW YORK, June, 16, 2005 — The New York Times Company announced today that James M. Kilts, chairman, president and CEO of The Gillette Company, has been elected to its Board of Directors.

“We are delighted to have Jim join our Board,” said Arthur Sulzberger Jr., chairman of the Times Company.  “He has 30 years of consumer products industry experience under his belt and is highly regarded as an innovator and industry leader.  His skills, expertise and leadership will benefit us greatly.”

Mr. Kilts, 57, has been chairman, president and CEO of Gillette since 2001.  He was president and CEO of Nabisco Holdings Corporation from 1998 to 2000.  Before joining Nabisco, Mr. Kilts headed the $27 billion worldwide food group of Philip Morris, where he was an executive vice president from 1994 to 1997.  In that role, he was responsible for integrating Kraft and General Foods worldwide and for shaping the group’s domestic and international strategy and plans.  Prior to that position, Mr. Kilts served as president of Kraft and Oscar Mayer.  He had previously served as senior vice president of strategy and development; president of Kraft Limited in Canada; and senior vice president of Kraft International.  Mr. Kilts began his career with General Foods Corporation in 1970.

Mr. Kilts received a B.A. degree in history in 1970 from Knox College in Galesburg, Illinois.  He received his M.B.A in 1974 from the University of Chicago.

The New York Times Company (NYSE: NYT), a leading media company with 2004 revenues of $3.3 billion, includes The New York Times, the International Herald Tribune, The Boston Globe, 16 other newspapers, eight network-affiliated television stations, two New York City radio stations and more than 40 Web sites, including NYTimes.com, Boston.com and About.com.  For the fifth consecutive year, the Company was ranked No. 1 in the publishing industry in Fortune’s 2005 list of America’s Most Admired Companies.  The Company’s core purpose is to enhance society by creating, collecting and distributing high-quality news, information and entertainment.

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